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                                                                     Exhibit 2.4

                                ESCROW AGREEMENT

                   ESCROW AGREEMENT, dated as of March 24, 1999 (this "Agreement"), between Maxcor Financial Group Inc., a Delaware corporation (the "Company"), Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS Info" and, together with WCAS VI, the "Sellers"), and Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent (the "Escrow Agent").

                  WHEREAS, the Company and the Sellers, concurrently with the execution and delivery of this Agreement, are entering into a Securities Purchase Agreement, dated as of March 24, 1999 (the "Purchase Agreement"), providing for, among other things, the sale (the "Sale") to the Company of an aggregate of 2,986,346 shares (the "Shares") of the Common Stock, par value $.001 per share, of the Company owned by the Sellers;

                  WHEREAS, the consideration for the Sale consists of (i) $4,226,105.50 in cash, (ii) two six-month, 7% secured promissory notes of the Company, one payable to WCAS VI and the other to WCAS Info, in the respective forms attached as Annex I to the Purchase Agreement and aggregating to $500,000 (the "7% Notes"), and (iii) two twelve-month, 10% secured promissory notes of the Company in the respective forms attached as Annex II to the Purchase Agreement and aggregating to $500,000 (the "10% Notes" and, together with the 7% Notes, the "Notes");

                  WHEREAS, Section 1.03 of the Purchase Agreement provides that at the Closing, as security for repayment of the Notes, 1,142,858 of the Shares (the "Escrowed Shares") are to be deposited in escrow with the Escrow Agent, together with stock transfer powers duly endorsed by the Company in blank with respect to the Escrowed Shares (the "Stock Powers"), with the Escrowed Shares in whole or in part, and the related Stock Powers, to be held and released by the Escrow Agent in accordance with the terms of this Escrow Agreement and the Purchase Agreement; and

                  WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement;

                  NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                  DELIVERY OF ESCROWED SHARES AND STOCK POWERS

                  Section 1.1. At the Closing, (i) the Sellers shall deliver to the Company, and the Company shall then forward to Continental Stock Transfer & Trust Company, as transfer agent (the "Transfer Agent"), certificates representing the Shares, duly endorsed by the


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Sellers (with medallion guarantee) for transfer to the Company or accompanied by stock powers duly endorsed by the Sellers (with medallion guarantee) to the Company, (ii) the Company will cause the Transfer Agent, upon receipt of the foregoing instruments, to prepare and deliver (x) to the Escrow Agent two certificates, each registered in the name of the Company and representing one-half of the Escrowed Shares (respectively "Certificate 1" and "Certificate
2" and collectively, the "Certificates"), and (y) to the Company, one certificate, registered in the name of the Company, representing all of the Shares other than the Escrowed Shares, (iii) the Company shall execute and deliver to the Escrow Agent Stock Powers with respect to each of Certificate 1 and Certificate 2 and (iv) the Escrow Agent will execute a receipt, substantially in the form attached hereto as Exhibit A, acknowledging receipt of the Certificates and the Stock Powers (the "Escrowed Instruments"). From and after its receipt thereof, the Escrow Agent will accept and hold the Escrowed Instruments on deposit with it from time to time in accordance with the terms of this Agreement. During the period in which the Escrowed Shares are so held by the Escrow Agent, the parties will continue to treat them as treasury stock of the Company.

                                   ARTICLE II

                                   RELEASE OF

                              ESCROWED INSTRUMENTS

                  Section 2.1. Promptly upon repayment of the 7% Notes in full, the Sellers shall jointly advise the Escrow Agent of such repayment and instruct the Escrow Agent to release to the Company Certificate 1 and the related Stock Power, and the Escrow Agent shall promptly release Certificate 1 and the related Stock Power to the Company.

                  Section 2.2. Promptly upon repayment of the 10% Notes in full, the Sellers shall jointly advise the Escrow Agent of such repayment and instruct the Escrow Agent to release to the Company Certificate 2 and the related Stock Power, and the Escrow Agent shall promptly release Certificate 2 and the related Stock Power to the Company.

                  Section 2.3. If the Sellers believe an Event of Default (as defined in the Notes) has occurred, the Sellers may deliver to the Escrow Agent an instruction (the "Instruction") instructing the release of the Certificates and the related Stock Powers to the Sellers. The Instruction shall (i) describe in reasonable detail the Event of Default and (ii) certify that the Company has been delivered a copy of the Instruction. Upon its receipt, the Escrow Agent shall also promptly forward a copy of the Instruction to the Company. The Instruction shall automatically become effective five (5) business days after its delivery to the Escrow Agent, unless prior to such time it is objected to by the Company as set forth below.

                  Section 2.4. Unless each of the Escrow Agent and the Sellers receives a written notice of objection (an "Objection") to the Instruction from the Company within five (5) business days after the date of the Escrow Agent's forwarding to the Company of the Instruction, the Company shall be deemed to have consented to the release of the Escrow


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Instruments, and the Instruction shall automatically become effective without further action. Any Objection delivered by the Company shall state the reasons for the Objection with reasonable specificity and also certify that such Objection has been delivered to each of the Sellers. Upon its receipt, the Escrow Agent shall also promptly forward a copy of such Objection to the Sellers.

                  Section 2.5. In the event that the Company delivers to the Escrow Agent and the Sellers an Objection to the Instruction within the time frame specified in Section 2.4, the Escrow Agent shall not release any of the Certificates or Stock Powers to the Sellers unless and until the Escrow Agent receives (i) a certified copy of an award in arbitration from the Arbitrator (as defined below) specifying the Certificates and Stock Powers, if any, so to be released or (ii) a subsequent joint instruction from the Company and the Sellers instructing the release of the Certificates. Promptly upon receipt of such a certified copy of an award (or a subsequent joint instruction), the Escrow Agent shall release the Certificates and Stock Powers Stock in accordance with such award (or instruction), and such release shall be deemed to satisfy and resolve both the Instruction and the Objection.

                  Section 2.6. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall release to the Company (i) Certificate 1 and the related Stock power upon the date which shall be 32 weeks after the Closing and (ii) Certificate 2 and the related Stock Power upon the date which shall be 58 weeks after the Closing, unless prior to the applicable date the Sellers have jointly delivered an Instruction to the Escrow Agent pursuant to Section 2.3 above and the Company's and the Sellers' respective entitlements to the Escrowed Shares have not been finally determined and satisfied in accordance with the terms of this Agreement, in which case, the Certificates and the Stock Powers shall not be released until final determination and satisfaction of such pending Instruction.

                  Section 2.7. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall release the Escrow Instruments, or any portion thereof, in accordance with any instrument in writing expressly referring to this Agreement and signed by the Company and both of the Sellers.

                                   ARTICLE III

                                   ARBITRATION

                  Section 3.1 The Company shall be entitled to dispute an Instruction, provided that the Company raises such dispute in an Objection delivered to the Escrow Agent within the time frame specified in Section 2.4. The Company also shall be entitled to dispute the failure of the Sellers to provide an instruction under Section 2.1 or 2.2, as applicable, upon repayment of the Notes.

                  Section 3.2 If, within five (5) business days after delivery of an Objection, the Company and the Sellers have been unable to reach agreement with respect to the dispute, the dispute shall, at the instance of either the Company or the Sellers, be referred to


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a partner knowledgeable about the financial services industry at such nationally-recognized accounting firm as the parties may agree and which is not affiliated and does not have a conflict with any of the parties (the "Arbitrator").

                  Section 3.3. The Arbitrator shall be charged with making a determination, in accordance with the Purchase Agreement and this Agreement, of the parties' respective entitlements to the Escrowed Shares. The party making the submission shall request the Arbitrator to render a decision within 30 days. Any such determination of the Arbitrator shall be final and binding upon the parties and shall not, in the absence of manifest error, be subject to judicial review.

                  Section 3.4. The fees and expenses of the Arbitrator shall be paid by the party seeking the arbitration, unless the Arbitrator determines that such party substantially prevailed in the arbitration.

                  Section 3.5. The parties agree that any dispute arising as to the release of the Escrow Instruments shall be resolved solely and exclusively pursuant to the procedures set forth or contemplated in this Article III.

                                   ARTICLE IV

                                 RIGHTS OF AGENT

                  Section 4.1. The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein.

                  Section 4.2. No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of the Company or the Sellers until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment.

                  Section 4.3. The Escrow Agent may rely upon any instrument in writing believed in good faith by it to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof.

                  Section 4.4. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do except for its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on written advice of counsel.

                  Section 4.5. The Company shall (i) reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with its duties hereunder and (ii) indemnify and hold harmless the Escrow Agent against any and all losses, claims, liabilities, costs, payments and expenses, including reasonable legal fees for counsel who may be selected by the Escrow Agent, which may be imposed upon or incurred by the


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Escrow Agent hereunder, except as a result of the negligence, bad faith or willful misconduct of the Escrow Agent. The compensation of the Escrow Agent shall be One Hundred Dollars for each month from and after the Closing that this Agreement is in effect.

                  Section 4.6. Each party shall from time to time deliver to the Escrow Agent certificates as to the identity of the persons authorized to give instructions, certificates and notices hereunder and otherwise to act on behalf of such party, which certificates shall contain specimens of such persons' signatures.

                                    ARTICLE V

                                  MISCELLANEOUS

                  Section 5.1. The Company and the Sellers shall attempt in good faith to resolve any disputes arising hereunder promptly.

                  Section 5.2. This Agreement shall terminate after all Escrow Instruments have been released in accordance with the terms hereof.

                  Section 5.3. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 5.4. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

                  (a) if to the Company, to:

                                    Maxcor Financial Group Inc.
                                    2 World Trade Center, 84th Floor
                                    New York, New York 10048
                                    Attention: General Counsel
                                    Facsimile: (212) 748-7979

                  (b) if to the Sellers to them at:

                                    c/o Welsh, Carson, Anderson & Stowe
                                    320 Park Avenue, Suite 2500
                                    New York, New York 10022
                                    Attention:  Patrick Welsh
                                    Facsimile:  (212) 893-9575


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                       with a copy to:

                                    Reboul, MacMurray, Hewitt, Maynard & Kristol
                                    45 Rockefeller Plaza
                                    New York, New York 10111
                                    Attention:  William J. Hewitt, Esq.
                                    Facsimile:  (212) 841-5725

                  (c) if to the Escrow Agent, to:

                                    Continental Stock Transfer & Trust Company
                                    2 Broadway, 19th Floor
                                    New York, New York 10004
                                    Attention:  Compliance Department
                                    Facsimile:  (212) 509-5150

or such other address or addresses as the Sellers, the Company or the Escrow Agent, as the case may be, shall have designated by notice in writing to the other parties with respect to itself. A copy of any notice, request, demand, certificate or other communication given hereunder by any party shall be delivered to each other party to this Agreement as well as to the addressee at the same time as it is given to the addressee.

                  Section 5.5. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 5.6. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

                  Section 5.7. Subject to the arbitration provisions hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                  Section 5.8. No consent or waiver, expressed or implied, by any party to or of any breach or default by any other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any obligations of the party. Except as otherwise expressly provided herein, failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by that party of its rights under this Agreement or otherwise.


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                  Section 5.9. No modification, waiver or discharge of this
Agreement shall bind any party unless it is in writing, specifically refers to this Agreement and is signed by or on behalf of such party by a duly authorized officer thereof

                  Section 5.10. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted there-for in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  Section 5.11. In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives, all as of the date first above written.

                        MAXCOR FINANCIAL GROUP INC.

                        By: /s/ Gilbert Scharf
                            ----------------------------------------------------
                                Gilbert Scharf
                                Chairman, President and Chief Executive Officer

                        WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                            By WCAS VI Partners, L.P., General Partner

                            By: /s/ WCAS VI Partners, L.P.
                                ------------------------------------------------
                                General Partner

                        WCAS INFORMATION PARTNERS, L.P.
                            By WCAS INFO Partners, L.P., General Partner

                            By: /s/ WCAS INFO Partners, L.P.
                                ------------------------------------------------
                                General Partner

                        CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                            By: /s/ William F. Seegraber
                                ------------------------------------------------
                                William F. Seegraber, Vice President



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                                                                       Exhibit A
                                                                       ---------

                                 Form of Receipt
                                 ---------------

                                                                          [Date]

Maxcor Financial Group Inc.
2 World Trade Center, 84th Floor
New York, New York 10048
Attention:  Roger E. Schwed

Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, New York 10022
Attention:  Patrick Welsh

Dear Sirs:

                  This letter will acknowledge the receipt today by Continental Stock Transfer & Trust Company, as escrow agent under, and to hold in accordance with, that certain Escrow Agreement, dated as of March 24, 1999, to which you are parties, of the following instruments:

                  (i) Common Stock Certificate No. ___ of Maxcor Financial Group Inc., representing 571,429 shares of Common Stock;

                  (ii) Common Stock Certificate No. ___ of Maxcor Financial Group Inc., representing 571,429 shares of Common Stock; and

                  (iii) Two Stock Powers (one with respect to each of the foregoing Certificates) endorsed in blank by Maxcor Financial Group Inc.

                  Very truly yours,

                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY



                  By:
                      ------------------------------------------
                         William F. Seegraber, Vice President